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Exhibit 10.42

             AMENDED AND RESTATED LIBERTY SOFTWARE LICENSE AGREEMENT

This Amended and Restated Liberty Software License Agreement ("Agreement") is made and entered into as of the 31st day of March, 2002 (the "Effective Date") between LIBERTY INTEGRATION SOFTWARE, INC., a British Columbia corporation, having its offices at 938 Howe Street, Suite 906, Vancouver, B.C., Canada V6Z 1N9 ("Licensor"), and THE REYNOLDS AND REYNOLDS COMPANY, an Ohio corporation, having its offices at One Reynolds Way, Kettering, Ohio 45430 ("Reynolds").

WITNESSES THAT WHEREAS:

A. Licensor and Reynolds entered into a Liberty Software License Agreement effective as of January 18, 1999 (the "Prior Agreement") and a Source Code Escrow Agreement effective as of the same date (the "Escrow Agreement").

B. Licensor and Reynolds desire to amend and restate the Prior Agreement in its entirety as set forth in this Agreement.

C. Licensor and Reynolds desire all licenses and rights granted or provided to Reynolds for under the Prior Agreement to remain in effect perpetually and become subject to and governed by the license provisions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual obligations and rights of the parties hereto, the parties hereby agree and covenant as follows:

1. INTERPRETATION. The following Schedules are all a material part of this Agreement and are incorporated herein by this reference as if fully written in this Agreement:

         a)       Definitions - Schedule 1;

         b)       Price Matrix - Schedule 2;

         c)       Software Description - Schedule 3;

         d)       Compatible Software and Hardware - Schedule 4;

         e)       Support Services - Schedule 5;

         f)       Mutually Approved Specifications and Documentation - Schedule
                  6; and

         g)       Source Code Escrow Agreement - Schedule 7.

2. DELIVERABLES. Licensor has delivered the Deliverables to Reynolds. Licensor has delivered to Reynolds all software and technical information appropriate to produce program encryption keys ("Program Keys") that will permit the Liberty Software used by Reynolds internally for development or Sublicensed and distributed by Reynolds to Customers in accordance with this Agreement to operate fully without restriction or time limits for Reynolds' uses and those of the properly

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         Sublicensed Reynolds Customers ("Program Key Software"). Licensor will promptly provide all updates related to the Program Keys so that Reynolds will at all times be able to produce an unlimited number of Program Keys for the Liberty Software and Deliverables. If Reynolds licenses New Releases pursuant to Section 8 herein, the Licensor will promptly provide all Program Keys so that Reynolds will at all times after licensing the New Releases be able to produce an unlimited number of Program Keys for all New Releases.

3. INSTALLATION. Reynolds acknowledges that the Liberty Software and Program Key Software have been installed on the hardware platforms described in Schedule 4 and that Reynolds accepts the Liberty Software and Program Key Software as operating substantially in accordance with the material provisions of the Mutually Approved Specifications without delays, interruptions, data loss, errors or defects, subject to the Support and warranty obligations set forth herein.

4. LICENSE. Licensor hereby grants to Reynolds a non-exclusive, irrevocable, personal, non-assignable (subject to Section 30 herein), perpetual, world-wide, royalty-free, fully-paid license to:

         a) install, copy, reproduce, modify, and create derivative works of the Liberty Software, and use the Liberty Software and authorize the employees and contractors of Reynolds to do so, worldwide on an unlimited number of computers, workstations and servers for an unlimited number of users for all purposes of Reynolds at any and all locations.

         b) integrate the Liberty Software with other software written or otherwise provided by Reynolds to create the Reynolds Software using Reynolds employees and contractors for distribution pursuant to an unlimited number of Sublicenses.

         c) market, publicly display, demonstrate, sublicense, duplicate and distribute worldwide the Liberty Software and Deliverables with the Reynolds Software directly and indirectly to an unlimited number of Customers of Reynolds pursuant to Sublicenses and authorize Customers to install, copy, use or publicly display or demonstrate the Liberty Software and Deliverables with the Reynolds Software or otherwise enjoy the rights Reynolds holds to the Liberty Software and Deliverables without limitations with the Reynolds Software.

         d) copy, reproduce, modify and create derivative works of the Documentation in an unlimited number and any form and distribute the same to Customers worldwide pursuant to Sublicenses and for Reynolds' internal uses including for back-up and archives, marketing, distribution, sublicensing, training, service, support and maintenance, all subject to the terms hereof. If Reynolds makes any modifications to the Documentation then Reynolds will send a copy of such modifications to Licensor for Licensor's prior written approval before it may be released to any Customers, which approval will not be unreasonably withheld or delayed;

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         e)       use Licensor's trademarks, subject to the restrictions herein;
                  and

         f) use the Program Key Software and produce, sublicense and deliver to Customers an unlimited number of the Program Keys to enable operation of the Liberty Software and Deliverables for use with the Reynolds Software.

5. NEW RELEASES. From time to time Reynolds may request in writing that Licensor provide to Reynolds any New Releases that are made generally available in the marketplace or are made available to other customers of Licensor that are high-volume licensees similarly situated to Reynolds. Upon such request, Licensor will provide to Reynolds such New Releases for the direct costs and expenses Licensor incurs in providing any customizations required to use the New Releases with Reynolds Software. Licensor will provide all such New Releases pursuant to a perpetual license to use and sublicense an unlimited number of New Releases on the terms set out herein under Section 4 (LICENSE) and at the same time deposit an updated copy of the Source Code for such New Release pursuant to the Source Code Escrow Agreement. Upon delivery and Acceptance, all New Releases will be deemed to be part of the Liberty Software.

6. OBJECT AND SOURCE CODE. The Liberty Software and the Deliverable are in executable object code and Licensor and Reynolds reaffirm the Source Code Escrow Agreement. Licensor represents that it has since the date of the Source Code Escrow Agreement, delivered all materials to the Escrow Agent as may have been required under the Source Code Escrow Agreement and the Prior Agreement. As applicable, Licensor will deliver to Escrow Agent all updates, New Releases and New Products to the Escrow Agent for the Source Code for the Liberty Software and Program Key Software within thirty (30) days of making such updates, New Releases and New Products available to Reynolds or generally available to the marketplace for the purpose of being held in escrow in accordance with the terms of the Source Code Escrow Agreement. The parties will each pay one-half of the cost of the escrow service charges payable to Escrow Agent. Licensor shall be entitled to add other parties to the Source Code Escrow Agreement as beneficiaries provided that no such addition will diminish any rights of or impose any obligations on Reynolds thereunder. Other than the fees set forth herein or any other fees payable for the licenses or support services related to the updated, New Releases or New Products, Reynolds shall not be obligated to pay any additional amounts as a condition to licensor's obligation to deliver any updates, New Release or New Product to the Escrow Agent. Notwithstanding anything to the contrary in the Source Code Escrow Agreement, Reynolds will be entitled to receive the source code from the Escrow Agent if Licensor ceases to provide Support Services pursuant to this Agreement or as requested by Reynolds or if the Source Code Escrow Agreement terminates for any reason.

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7.       SUBLICENSES. Licensor agrees that it will not contact the Customers directly without the prior consent of Reynolds. Any Sublicenses granted by Reynolds to Customers will be on the terms and conditions of the Reynolds Customer License, as it may be modified by Reynolds from time to time either in general or as to particular Customers. Reynolds may also sublicense the Reynolds Software through any distributor, agent or other remarketer. Reynolds may exercise any of the foregoing rights directly or indirectly through sublicensees and may enter into sublicenses with sublicensees to effectuate any such arrangement. All versions of the Liberty Software designed to operate on different hardware and operating system platforms are available for Reynolds to use, market and Sublicense pursuant to the Licenses granted herein.

8. MAINTENANCE. Reynolds is only entitled to provide support and New Releases, if applicable, to Reynolds Customers that are properly Sublicensed for the Liberty Software by Reynolds. Commencing on the Effective Date, Licensor will provide to Reynolds the Support Services described on the attached Schedule 5 for the current version of the Liberty Software used together with the Reynolds Software as of the Effective Date ("Support Services"). During the Term, as requested by Reynolds Licensor will provide one-hundred and twenty-five (125) hours of Support Services annually ("Annual Standard Support") to Reynolds without charging Reynolds any fees in addition to the payments set forth in Section 9 of this Agreement. If Reynolds requests Support Services in excess of the Annual Standard Support, then Licensor will provide the Support Services at the rates that Licensor generally offers in the marketplace to its similarly situated high-volume licensees ("Excess Support Fees"). If Reynolds licenses any Updates or New Releases, then upon written request of Reynolds, Licensor will provide support services for updates and New Releases at the rates that Licensor generally offers in the marketplace to its similarly situated high-volume licensees.

9. PAYMENTS. In consideration of the license and rights granted herein (the "License"), and the other obligations of Licensor under this Agreement, Reynolds shall pay to Licensor the sum of Two Million Dollars ($2,000,000) by a negotiable instrument drawn upon immediately available funds upon full execution of this Agreement by Licensor and Reynolds. Except for any undisputed amounts owed by Reynolds to Licensor for licenses for the Liberty Software or Support received from the Licensor between October 1, 2001 through March 31, 2002 which will be paid by Reynolds pursuant to the payment provisions of the Prior Agreement, this payment satisfies and is full payment for any and all outstanding or unpaid amounts, fees charges or other sums Reynolds owes or may owe for licenses, Deliverables and services received prior to the Effective Date of this Agreement and for licenses, Deliverables and services provided pursuant to this Agreement and the Prior Agreement.

         Except for the payment required under the preceding sentence, any amounts Reynolds may owe for Excess Support Fees pursuant to Section 8 or any amounts Reynolds may owe to license New Releases or receive support services for New Releases, Reynolds shall not have any obligation to pay any amounts, fees, charges, royalties or other sums to Licensor and any previous sums owed and other liabilities of Reynolds to Licensor or its affiliates are released and satisfied in full hereby.

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         a)       Licensor will invoice Reynolds at the end of each calendar quarter for any Excess Support Fees or licenses or support services related to New Releases ordered by Reynolds related to the previous calendar quarter and such amounts will be due and owing thirty (30) days after Reynolds receives such invoice. If Reynolds has failed to pay any sums owed hereunder for the Excess Support Fees for more than 45 days after written notice of the failure to pay has been given by Licensor to Reynolds, then such unpaid sum shall accrue late payment interest at the rate of the Prime Rate announced by NationsBank in Atlanta, Georgia plus two (2%) percent per annum, provided the interest rate shall not exceed the rate permitted by law or 12%, whichever is less.

         b) Reynolds shall pay and indemnify and save Licensor harmless from all sales, commodity and other like taxes and governmental charges applicable to the licenses granted and services provided herein, except that Reynolds will not be obligated to pay any Canadian taxes other than those due and payable directly from the sale by Reynolds of a Sublicense to a Customer.

10.       [INTENTIONALLY OMITTED]

11.      [INTENTIONALLY OMITTED]

12. MARKETING AND DISTRIBUTION LIMITATIONS. The Liberty Software may be marketed and the Program Keys distributed only as part of the Reynolds Software and Reynolds shall not integrate any part of the Liberty Software into any other products or grant any sublicenses whatsoever to use the Liberty Software except as it is integrated into the Reynolds Software. Reynolds may market the Reynolds Software under any Reynolds' trademark or product name selected by Reynolds, either alone or with Licensor's trademarks for the Liberty Software, provided that any use by Reynolds of Licensor's trademarks will be subject to any trademark usage guidelines provided by Licensor to ensure that such trademarks are protected and preserved as such. Nothing contained herein will be deemed to give Reynolds any rights or ownership in the Licensor's trademarks except the rights herein specified.

13. ACCEPTANCE OF NEW SOFTWARE. For New Releases and any New Products, Reynolds shall ensure that all hardware on which the New Releases or New Products are to be installed is in good operating order. Reynolds will be deemed to have accepted that the New Releases or New Products, as the case may be, operates in accordance with the documentation and the mutually approved specifications therefore unless an officer of Reynolds has, within 60 Days After Installation thereof in accordance with the work order or development contract with respect thereto, given written notice (a "Defect Notice") to Licensor that there are material


                                     Page 5
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         delays, interruptions, data loss, errors or defects in the New Releases or New Products, as the case may be with all particulars thereof. If Licensor does not receive a Defect Notice by the end of 60 Days After Installation then the New Releases or New Products will be deemed to be accepted by Reynolds and all amounts payable, if any, by Reynolds therefore will then be due and payable as provided for in an applicable work order or development contract for New Products. If Licensor receives a Defect Notice within 60 Days After Installation then:

         a) Reynolds may continue using the previous version of the New Releases or New Products and will cease all use of the New Releases or New Products;

         b) Licensor will continue providing all Support Services for the previous version of the New Releases or New Products in accordance with the applicable Support Services agreement between Reynolds and Licensor; and

         c) Licensor shall use its best commercial efforts to correct any errors preventing the New Releases or New Products, as the case may be, from operating in accordance with the specifications therefore in the work order or development contract for New Products, if any.

14. TERMINATION OF NEW PRODUCT RIGHTS. If a New Product is provided to Reynolds pursuant to a statement of work under which Reynolds is obligated to pay Licensor fees for the New Product (other than fees related to support services), then if a New Product does not operate in accordance with the specifications therefore within three months after 60 Days After Installation then Reynolds shall be entitled to elect to terminate its right and any obligations to continue using such New Products and if Reynolds so terminates its rights then Licensor shall refund any sums pre-paid with respect to such New Product that has not been credited to charges under this Agreement including interest owed by Reynolds, except as otherwise provided for in the work order or development contract for the New Product.

15. CUSTOM CHANGES. Reynolds may request that Licensor perform certain development activities. In the event of such a request, Licensor agrees to the following unless such actions would make it difficult for Licensor to pursue its own development plans or make it difficult to be competitive in its business:

         1) Pay the Time and Material costs of Licensor to develop the new products outside of their current Roadmap/Development direction and Licensor will perform such development as provided below.

         2) If the timeframe does not meet Reynolds' requirements, then Reynolds can request an escalation of the schedule and pay Time and Material costs to release the new product earlier.

         3) In the event that any of the products that Reynolds has paid to develop are offered by Liberty to the market then Reynolds will be reimbursed for the sums previously paid by Reynolds for such development by Licensor paying to Reynolds each Quarter a sum equal to twenty (20%) percent of the license fee received by Licensor from licensing that software to the market for the new product until the total sums paid by Reynolds for such development have been paid in full.

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         As provided above, Licensor will make changes to any of the Liberty
         Software if Reynolds requests such changes provided that Licensor shall not be requested to and will not change any of the Liberty Software that would cause it to cease to be Standard Compliant. The cost of changes to any existing Liberty Software and New Releases will be charged to Reynolds at the lowest rates then charged by Licensor for such work to its other customers, provided that Reynolds will not be obligated to pay for changes required for the Liberty Software to conform to the Documentation and the Mutually Approved Specifications or required pursuant to the Support Services or warranty provisions of this Agreement or the Support Services Schedule ("Time and Materials").

16. TRAINING. Licensor will provide, for the additional charges from time to time agreed upon by both parties, training at the times and locations requested by Reynolds for its employees and contractors in the proper operation of the Liberty Software, the proper installation and configuration of the Liberty Software by Reynolds' employees and contractors and the proper support, maintenance, error correction, problem resolution and end user training appropriate for Reynolds' employees and contractors to maintain and train Reynolds' employees and Customers. Reynolds agrees to reimburse Licensor for expenses or other charges that have been previously approved in writing by Reynolds. Reynolds will have the right to train additional personnel at its cost. Licensor will, for the additional charges from time to time agreed upon by both parties, provide Reynolds with all training manuals and courseware (in all formats) that Licensor has available from time to time. During the Term, Licensor will provide such training for the charges of $2,000 per day or the then current training prices of Liberty if less plus actual, reasonable travel expenses incurred by Licensor in providing the training, provided that Reynolds will not be required to pay for any expenses that are not substantiated by a receipt.

17. REFERRAL FEES. Nothing herein shall prevent Licensor from directly granting licenses to use or sublicense the use of the Liberty Software to any parties. If Reynolds delivers a written notice to Licensor of a prospective licensee in the Applicable Market that would be interested in purchasing licenses for the Liberty Software, expressly excepting Automated Data Processing Company (ADP) ("Prospect") and subsequently Licensor does license the Liberty Software to such Prospect then Licensor will pay to Reynolds a referral fee equal to three (3%) percent of the total license fees paid by the Prospect to Licensor for Liberty Software licenses, provided that if Licensor was already in contact with that Prospect then Reynolds will only be entitled to a referral fee if Reynolds introduced Licensor to a decision maker at the Prospect who Licensor had not previously met.

18. TERM. The term of all licenses and sublicense granted hereunder shall be perpetual and shall not be subject to expiration or termination for any reason whatsoever. As to the support and other obligations under


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         this Agreement, the term shall begin on the Effective Date and continue for five (5) years thereafter. At least sixty (60) days prior to the end of this Agreement, upon Reynolds' written request, Reynolds may renew this Agreement for successive one (1) year periods and Licensor will continue to provide the Support Services at the rates that Licensor generally offers in the marketplace to its similarly situated high-volume licensees. Regardless of the termination or expiration of the Term, all of Reynolds' rights and licenses granted under this Agreement are perpetual and shall not terminate for any reason whatsoever.

19. REYNOLDS COVENANTS. Reynolds will loan and deliver to Licensor upon reasonable request:

         a) one copy of the Reynolds Software and associated documentation in the format specified by Licensor for use only in Licensor's office for internal use only to provide Support Services to Reynolds and for no other purposes; and

         b) one (1) system of hardware and operating system that replicates Reynolds' then current computing environment to assist Licensor with support, maintenance and design enhancements, provided that Reynolds will deliver such equipment and hardware described in this sub-section within thirty (30) days of full execution of this Agreement.

         Upon Reynolds' written request, Licensor will return all copies of the Reynolds' Software to Reynolds, and Licensor's obligation to provide Support Services to Reynolds will terminate upon such return of the Reynolds' Software.

20.      WARRANTY. Licensor warrants to Reynolds that:

         a) the Liberty Software is and any New Releases and New Products will be free of material defects, bugs, viruses, time bombs, disabling code, trojan horses, or errors that prevent or can prevent it from operating in accordance with the Documentation and the Mutually Approved Specifications in the 120 days after Post GCA Installation in the Customer's site;

         b) the Liberty Software is and any New Products will be compatible with and will perform in accordance with the Documentation and Mutually Approved Specifications in conjunction with and on the same platform with the Compatible Software and Hardware and the current data and data format of Reynolds, provided that data format is fully and accurately converted as provided in the Documentation and Mutually Approved Specifications. Licensor will within a commercially reasonable period after notice of any failure of the Liberty Software, provided such notice is received by Liberty within the 60 Days After Installation, correct such failure to conform to the Documentation and the Mutually Approved Specifications;

         c) all responses and corrections by Licensor will be accomplished in a commercially reasonable period of time in accordance with the procedures set forth in the Support Services Schedule;

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         d)       Licensor will not make any changes to the Liberty Software in a New Release that results in the Liberty Software released earlier failing to operate or perform in accordance with the Documentation and Mutually Approved Specifications in a manner which adversely affects performance or compatibility in any manner unless approved by Reynolds in a writing signed by a duly authorized Vice President or President; and

         e) the Source Code for the Liberty Software deposited from time to time into escrow will compile into an object code version that conforms to the foregoing warranty.

         f) Licensor holds all rights necessary to grant the licenses and benefits to Reynolds as set forth in this Agreement and that execution of this Agreement does not breach or violate any other agreement to which Licensor is a party.

         THE WARRANTIES IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

21.      [INTENTIONALLY OMITTED]

22. INFRINGEMENT. On being notified, Licensor will promptly investigate and defend, at its expense, all Actions in which Reynolds, is made a defendant or claimed potential defendant for any alleged infringement, contributory infringement, inducement of infringement or unauthorized or unlawful use of any patent, copyright, trademark, trade secret, mask work, proprietary data or other information, or claim of right, title or interest by another party in any Liberty Software, New Product or Documentation, in any case resulting from the sale, use, lease or other disposition of any Liberty Software under this Agreement ("Infringement"). In order to be entitled to the benefit of this indemnity, Reynolds must: (i) provide Licensor with prompt written notice of all details of the initial claim and lawsuit relating thereto; (ii) permit Licensor the right to defend, appeal, compromise or settle the lawsuit in the reasonable judgment of Licensor; and (iii) provide Licensor with all available information, reasonable assistance, authority and cooperation to enable Licensor to defend, appeal, compromise or settle the lawsuit. Licensor will pay and discharge all judgments or decrees rendered in any such Action against Reynolds to the extent that the Liberty Software or any New Product is the cause thereof. Licensor may settle any Action on terms and conditions of Licensor's selection, provided they are not in conflict with the terms of this Agreement and Licensor pays all settlement amounts. Reynolds may participate in any Action at its expense, subject to the additional rights described below. If Licensor fails to promptly investigate, defend, appeal or settle, then Reynolds will, following written notification to Licensor and the elapse of at least 30 days after such notice is received by Licensor if during such time Licensor has not taken reasonable steps to investigate, defend, appeal or settle the matter, have the right from that time on to have sole control of the defense of such Action and all negotiations for its settlement or

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         compromise, and Licensor will pay, as they become due, all costs, expenses, and reasonable attorneys' and experts' fees incurred by Reynolds in undertaking such actions and any judgments or decrees which may be rendered against or any settlements or compromises that may be entered into by Reynolds relating to a claim indemnified against hereunder to the extent that the Liberty Software or any New Product is the cause thereof. Licensor indemnifies and agrees to hold harmless Reynolds from all costs, expenses, liabilities, damages and attorneys' and experts' fees arising from any alleged or actual Infringement and will pay all judgments and other amounts payable on any settlement or compromise arising from all Actions involving Infringement.

23. LIABILITY LIMITS. In no event will Reynolds, or any of its officers, directors, employees, shareholders or representatives be liable to Licensor or any other party for any special, indirect, incidental, exemplary or consequential damages, even if Reynolds has been notified of the possibility or likelihood of such damages occurring, regardless of the form of action, whether in contract, negligence, strict liability, tort, products liability or otherwise. In no event will Reynolds' liability for any damages to Licensor or to any third party in the aggregate ever exceed the amount of one hundred and fifty (150%) percent of the aggregate license fees and other sums paid by Reynolds hereunder, regardless of the form of action, whether in contract, negligence, strict liability, tort, products liability or otherwise. Licensor acknowledges and agrees that in no event shall Reynolds' officers, directors, employees, shareholders or representatives be liable to Licensor. The parties agree that these limits of liability shall survive and continue in full force and effect despite any termination or expiration of the Term.

24. OWNERSHIP. The License is not a sale of the Liberty Software, Documentation or any copies thereof. Licensor retains all ownership of the Liberty Software and the Documentation and all copies thereof regardless of the form or media in which such copies may exist and Reynolds only receives those rights to licenses to the Liberty Software and Documentation as set forth herein. Reynolds will own any works created by Reynolds; however, it is understood that this sentence will not give Reynolds any ownership rights in the Liberty Software and Documentation.

25. MARKS. Reynolds will not claim any trademarks, tradenames, logos or other indicia of Licensor which indicate the source of the Liberty Products or use any such marks in any manner inconsistent with the guidelines published by Licensor. Licensor will not claim any marks of Reynolds or use any such marks in any manner inconsistent with the guidelines published by Reynolds. Licensor will be entitled to refer to Reynolds as a user of Liberty Software in Liberty marketing materials, provided that Reynolds first approves in writing in each case the manner and form of the reference.

26. USER RESTRICTIONS. Reynolds will not make any attempts or assist any third party in any way to translate, modify, adapt, disassemble, decompile or reverse engineer the Liberty Software or create derivative works based on the Liberty Software or Documentation except as otherwise provided herein. Reynolds will use and distribute the Liberty Software only in compliance with all applicable laws including the export and import laws of United States. Licensor warrants that the Liberty Software is not subject to any export or import restrictions or tariffs of Canada.

27. LIMITATION OF LIABILITY. The liability and obligations of Licensor hereunder shall be limited as follows:

         a) INFRINGEMENT CONSEQUENTIAL DAMAGES. In no event will Licensor's liability to Reynolds or any other party for special, indirect, incidental, exemplary or consequential damages actually suffered by Reynolds as a result of liabilities, obligations, indemnities and warranties under
                  Section 22 exceed 400% of the aggregate license fees and other sums paid by Reynolds hereunder (the "Aggregate Fees"), even if Licensor has been notified of the possibility or likelihood of such damages occurring ("Licensor Has Been Notified").

         b) INFRINGEMENT DIRECT DAMAGES. In no event will Licensor's liability to Reynolds or any other party for direct damages, liabilities, obligations, indemnities and warranties under
                  Section 22 that are not covered by clause (a) above ("Direct Damages") exceed 500% of the Aggregate Fees, even if Licensor Has Been Notified.

         c) NO OTHER CONSEQUENTIAL DAMAGES. Except for any liability and obligations related to personal injury, death or property damages, in no event will Licensor have any liability whatsoever to Reynolds or any other party for any special, indirect, incidental, exemplary or consequential damages other than those referred to in clauses (a) hereof.

         d) OTHER DIRECT DAMAGES. Except for any liability and obligations related to personal injury, death or property damages, in no event will Licensor's liability to Reynolds or any other party for any direct damages other than those referred to in clause
                  (b) hereof exceed 150% of the Aggregate Fees, even if Licensor Has Been Notified.

         e) FORM OF ACTION. The limitations herein shall be applicable regardless of the form of action, whether in contract, negligence, strict liability, tort, products liability or otherwise.

         f) SURVIVAL. The parties agree that these limits of liability shall survive and continue in full force and effect despite any termination or expiration of the Term.

         g) DIRECTORS, OFFICERS ETC. NOT LIABLE. In no event will any of Licensor's officers, directors, employees, shareholders or representatives be liable to Reynolds or any other party for any damages arising under this Agreement from any cause whatsoever.

28. GOVERNING LAW. This license will be governed by the substantive laws of the State of Ohio in the United Sates without regard to conflict of laws provisions. The United States Convention on the International Sale of Goods and the United Nations Convention on the Formation of Contracts for the International Sales of Goods will not be applied to this Agreement. This document is written in English and English is the controlling language for the Agreement. Licensor will comply, in the performance of this Agreement, with all applicable federal, state, local and other governmental laws and regulations.

29. SEVERABILITY. In the event a provision of this Agreement will be held unenforceable, it will be deemed severable from the remaining provisions and will in no way affect the validity or enforceability of this Agreement.

30. ASSIGNMENT. Reynolds may not assign its rights without the consent of Licensor, which will not be unreasonably withheld or delayed. Licensor may not assign its rights without the consent of Reynolds, which will not be unreasonably withheld or delayed. Notwithstanding the above, either party may assign its rights in the event of a sale of all or substantially all the assets or stock of the assignor or pursuant to a merger or reorganization as long as the assignor remains liable and obligated hereunder and the assignee assumes all liabilities and agrees to perform all obligations hereunder.

31. NOTICES. Except as otherwise specifically provided herein, any notice required or permitted to be sent by this Agreement will be in writing, addressed, in the case of Reynolds, to the attention of the Legal Department, and in the case of Licensor, to the attention of the Chief Financial Officer, and will be (i) delivered by hand, (ii) sent by a nationally recognized overnight courier, (iii) sent by fax to Reynolds at 937-485-0978 or to Licensor at 604-633-9892 (if the receiving machine confirms receipt through answerback and the sending machine prints a paper copy of the answerback message), or (iv) mailed by registered, certified mail or other pre-paid, receipted delivery service, return receipt requested, to the address of the recipient set forth in the first paragraph of this Agreement or such other address as Reynolds or Licensor may give notice of to the other from time to time.

32. ENTIRE AGREEMENT. This Agreement and the attached Schedules constitute the entire agreement of the parties and supersede any other agreement or understanding, written or oral, that may have been made or entered into with regard to the subject matter hereof by Licensor or Reynolds including the Prior Agreement. Licensor agrees that no further sums are owed by Reynolds pursuant to the interim letter agreement between the parties dated November 25, 1998 or the Prior Agreement.

33. AMENDMENT. No provision of any communication or invoice sent by Licensor will be effective to modify any terms of any order or this Agreement. This Agreement may not be altered, amended or modified except by formal agreement in writing signed by duly authorized representatives of both parties, except as expressly provided herein. Only a vice-president or higher officer of Reynolds can be an authorized representative of Reynolds provided that Reynolds will on request from Licensor provide Licensor with a list of the names of such individuals.

34. NO WAIVER. Any waiver or delay in the exercise by a party of its right to enforce any provision of this Agreement for any breach by the other party will not prejudice such party's right of enforcement for such breach or any further, continuing or other breach by the other party.

35. NO LIMITATION. Neither this Agreement nor Licensor's responsibilities hereunder will be construed as preventing or in any way limiting Reynolds' right to acquire, develop, market, distribute, sublicense, support or maintain, at any time, any products or parts similar or related to or competitive with the Liberty Software, including by purchase from any third party vendors or by development by Reynolds or any third party on Reynolds' behalf. Reynolds will determine, in the exercise of its sole discretion, the level, if any, of effort it will exert to market or promote the Reynolds Software.

36. CONFIDENTIALITY. Except as permitted by this Agreement, neither party will use the Confidential Information of the other. Each party will use reasonable efforts, to the extent it does for its own proprietary and confidential information of like nature, to prevent any Confidential Information of the other party from being disclosed to third parties. Reynolds and Licensor covenant not to use any Confidential Information of the other except in the proper performance of its obligations under this Agreement. This paragraph will not apply to any information which is:

         a) or becomes public knowledge through no wrongful act of the receiving party;

         b)       already known to the receiving party;

         c) rightfully obtained by the receiving party from any third party without similar restriction and without breach of any obligation owed to the disclosing party;

         d) independently developed by the receiving party but not in contravention of this Agreement;

         e) furnished to a third party by the disclosing party without a similar restriction on the third party's rights;

         f) disclosed pursuant to a lawful requirement or request of a governmental agency;

         g) approved for release by written authorization of the disclosing party; or

         h) disclosed in an enforcement or defense in a court of law pursuant to this Agreement or as is appropriate to assert and protect the rights of either party.

         Despite the restrictions of this paragraph, Reynolds will be entitled to provide Licensor's Confidential Information to third party contractors of Reynolds who have executed a written confidentiality agreement, provided that Licensor is expressly stated to be a beneficiary of such confidentiality agreement and Reynolds provides Licensor with copies of all such confidentiality agreements forthwith after they are executed. If Licensor refers to Reynolds in any of Licensor's promotional material in any media then Licensor will strictly comply with any restrictions or standards applicable to the use of Reynolds' name or trademarks that Reynolds may specify. Licensor will not use Reynolds's name or any of its trademarks, service marks, trade names or logos, except with the express prior written consent of Reynolds to the specific use. The provisions of this Section shall survive for any trade secret for so long as such information qualifies as a trade secret under applicable law and for five years following initial disclosure of the applicable Confidential Information that does not rise to the level of a trade secret. Licensor and Reynolds each acknowledges that all information concerning the other party, its business plans, proprietary rights, customers and suppliers will be deemed Confidential Information of such other party.

37. CONFIDENTIALITY REGARDING SPECIFIC INFORMATION. Licensor acknowledges that it may from time to time have access to confidential information of Reynolds and Customers including Reynolds' methods of providing installation, implementation and related services for any and all computer hardware, software, peripherals and other products connected to or associated with the Reynolds' Software or hardware products (collectively and individually the "Reynolds Confidential Information"). Licensor agrees that all information regarding the Reynolds Confidential Information is Confidential Information for purposes of this Agreement.

38. NO PARTNERSHIP. Reynolds and Licensor hereby confirm that the relationship between them is that of independent contractors and they are not and do not intend to be partners or joint venturers and that neither party has any authority or right to contract in the name of or on behalf of the other party.

39. NO SOLICITATION. Neither party will solicit for employment the employees of the other party hereto using knowledge about that employee or contact with that employee that was obtained through the performance of this Agreement. Nothing herein will prohibit either party from hiring any employees of the other party unless such employees were solicited by personnel who knew of that employee because of performance pursuant to this Agreement.

40. AFFILIATE OBLIGATIONS. Reynolds will (i) advise Licensor of all Affiliates who are using or distributing the Liberty Software, and (ii) take commercially reasonable steps to ensure that all Affiliates who are using the Liberty Software will observe all the terms and conditions of the license and all covenants related thereto. Reynolds shall indemnify Liberty from the damages resulting from default of any obligations of this Agreement by any of its Affiliates, provided Licensor gives Reynolds prompt notice of such default and opportunity to defend and cure the default.

41.      CURRENCY. All references to dollars are to the currency of the United
         States.

42.      [INTENTIONALLY OMITTED]

43. INVESTMENT. Within five (5) business days after the Effective Date: (a) Reynolds shall loan $500,000 to Licensor's parent company, General Automation, Inc. ("GA") by wire transfer of immediately available funds; and (b) GA shall execute an unsecured promissory note in favor of Reynolds in the original principal amount of $500,000 and containing the following terms: (i) interest at the rate ten percent (10%) per annum prior to maturity and fourteen percent (14%) per annum after maturity; (ii) mandatory conversion into securities of GA and or its affiliates issued as part of an arms length capital-raising by GA in an amount of at least $500,000 (exclusive of the converted Reynolds note) which is anticipated to close not more than 60 days after the Effective Date; and (iii) other customary terms for investments of this amount and type ("the Investment"). The licenses and other rights granted to Reynolds under this Agreement shall be effective as of the Effective Date and shall not be conditioned upon closing of the Investment.

IN WITNESS WHEREOF Reynolds and Licensor have executed and delivered this Agreement by their respective duly authorized signatories as of the date first above written.


LIBERTY INTEGRATION SOFTWARE               THE REYNOLDS AND REYNOLDS COMPANY



By:                                        By:
   ----------------------------------          ---------------------------------
      Title:                                     Title:


Date:                                      Date:
     --------------------------------           --------------------------------

                                   SCHEDULE 1


                                   DEFINITIONS

In addition to definitions set out in the Agreement, the following terms have the meanings set forth below for purposes of this Agreement and all Schedules thereto and ancillary documents:

1. "60 Days After Installation" means, with respect to any software provided by Licensor hereunder, the period between the date of completion of Post GCA Installation of such software in accordance with the applicable specifications and terms of delivery and the 60th day thereafter.

2. "Actions" means any bona fide allegations, claims, suits, cause of action, arbitrations, actions, or proceedings.

3. "Affiliates" means any wholly-owned subsidiaries of Reynolds and any subsidiaries in which Reynolds owns at least twenty (20%) percent of the voting equity interests, but only while and as long as it remains so owned by Reynolds.

4.       "Applicable Market" means the market for:

         a) the retail sale, short term rental or extended term lease of new or used automobiles, pickups, trucks, trailers, vans and other vehicles ("other vehicles" to include motorcycles and other power sports equipment and recreational vehicles) or the repair or sale of replacement parts, tires, batteries and automotive accessories for new or used automobiles, pickups, trucks, trailers, vans or other vehicles; or

         b) the distribution of new or used automobiles, pickups, trucks, vans and other vehicles; or

         c) the manufacture of new or used automobiles, pickups, trucks, vans and other vehicles.

5. "Compatible Software and Hardware" means the software and hardware described in Schedule 4.

6. "Confidential Information" of a party means the party's trades secrets under applicable law and any proprietary or confidential information disclosed to the other party in confidence, whether or not marked "CONFIDENTIAL".

7. "Critical Error" means an error that causes the Liberty Software or any New Product to produce materially incorrect results or to cease or delay program operation in such a manner as to have a materially adverse impact on the use of the Liberty Software or New Product in the user's business, including, without limitation, errors that cause it to "hang" or "crash".

8. "Customers" means the customers of Reynolds who are granted Sublicenses to use the Reynolds Software.

9. "Deliverables" means the Golden Master CD-ROMs of the Liberty Software, Documentation (in hard copy printed form similar to that form delivered by Licensor to its customers) and the program and documentation therefore explaining the logic to produce the software key which permits the Liberty Software to be operable by Customers.

10.      "Documentation" means all documents described in Schedule 3.

11. "Escrow Agent" means the party is the assignee of the Source Code Escrow Agreement between Reynolds and Licensor (the original escrow agent, Fort Knox, having since assigned its rights).

12. "Liberty Software" means the software products in object code executable form only described in Schedule 3 and all New Releases and modifications thereto developed or marketed by Licensor, in all cases as provided by Licensor unmodified by any other party including Reynolds.

13.      "Licensor" means Liberty Integration Software, Inc.

14. "Mutually Approved Specifications" means the specifications and Reynolds requirements attached and/or described in Schedule 6 and such additional specifications as may be added thereto with respect to any New Releases or New Products.

15. "New Liberty Software" means all software licensed by Licensor to the market that implements a standard that is published by a recognized standards group or industry leader. Such software must be considered a follow on or alternative to the Liberty Software, for example ODBC and OLEdb, except that New Liberty Software will not include the software developed by Licensor and known as "Liberator."

16. "New Products" means object code executable files for any custom software products prepared for Reynolds by Licensor delivered hereunder or pursuant to any work order or development contract between Reynolds and Licensor.

17. "New Releases" means object code executable files for: (a) all present and future versions, releases, enhancements, error corrections and updates for any portion of the Liberty Software and Program Key Software released by Licensor; (b) subject to the condition stated therein, New Liberty Software; and (c) any new Products that have substantially new functionality, even if such products are based on or otherwise include the Liberty Software or functionality or features included in the Liberty Software or Program Key Software.

18. "Post GCA Installation" means that the particular version of the Reynolds Software referred to has been released by Reynolds' engineering department and has been through a pilot test lasting not more than 90 days and has, subsequent to the pilot test, been installed at the site of any Customer that was not involved in the pilot test or continues to be used by a Customer that was involved in the pilot test.

19.      "Program Key" - is defined in Section 2 of this Agreement.

20.      "Program Key Software" - is defined in Section 2 of this Agreement.

21.       "Reynolds" means The Reynolds and Reynolds Company and its Affiliates.

22. "Reynolds Software" means the software products and data structures marketed by Reynolds and Affiliates related to the product line (and related services) commonly referred to as the ERA system as it may be updated from time to time (including without limitation any changes to the name of the ERA product line or changes to the hardware platform).

23. "Reynolds' Customer License" means the standard form license agreement entered by Reynolds with its Customers for use of the Reynolds Software, provided that Reynolds shall give prior written notice to Licensor of changes that materially reduce the protection of Licensor.

24. "Source Code" means the human readable programming software code and other forms of software programming code that can be compiled or converted into machine executable object code versions of the user loadable programs and the programmers' flow charts, comments and notes to all such code, software and related materials and any modifications, revisions, enhancements, error corrections, upgrades of or replacements for such items in all printed, electronic and other forms.

25. "Standard Compliant" with respect to a program means that the program conforms to the published Open Database Connectivity standard or the published Java Database Connectivity standard.

26. "Sublicense" means the right of a Customer to use the components of the Liberty Software that are integrated into the Reynolds Software pursuant to a Reynolds' Customer License and the applicable Program Key..

27. "Support" means support and maintenance services to be provided by Licensor pursuant to this Agreement as described in the Support Services Schedule.

28.      "Term" shall have the meaning set forth in Section 18.

                                   SCHEDULE 2

                             [INTENTIONALLY OMITTED]

                                   SCHEDULE 3

                             [INTENTIONALLY OMITTED]

                                   SCHEDULE 4

                             [INTENTIONALLY OMITTED]

                                   SCHEDULE 5

                             [INTENTIONALLY OMITTED]

                                   SCHEDULE 6

                             [INTENTIONALLY OMITTED]

                                   SCHEDULE 7


                             [INTENTIONALLY OMITTED]

                                    EXHIBIT A
                                    ---------


FEES TO BE PAID BY LICENSEE FOR THE FIRST FULL YEAR AFTER THE DATE OF THIS AGREEMENT SHALL BE AS FOLLOWS:

         Non-standard Agreement                                   $____

         Initialization fee                                       $____

         Maintenance/Storage fee                                  $____

         Maintenance/Storage fee (foreign license)                $____

         Registration fee                                         $____

         Product Updates                                          $____


FEES TO BE PAID BY LICENSEE FOR THE SECOND FULL YEAR AFTER THE DATE OF THIS AGREEMENT SHALL BE AS FOLLOWS:

         Maintenance/storage fee                                  $____

         Maintenance/storage fee (foreign license)                $____

         Registration fee                                         $____

         Product Updates                                          $____


     PAYABLE BY LICENSEE TO FORT KNOX

         Release of SOURCE CODE

         At PRODUCER'S request                                    $____

         At LICENSEE'S request                                    $____


Thereafter, fees shall be subject to the then-current pricing of Fort Knox, provided that such prices shall not increase by more than 10% per annum from the prices as set forth above.

                                    EXHIBIT B
                                    ---------



Company Name
             -------------------------------

Product Name
            --------------------------------

Version #                                            Date:
          ----------------------------------              ---------------------

Description of Materials Deposited:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    EXHIBIT C

                  SOURCE CODE COPY LICENSE ("SOURCE AGREEMENT")

I.       LICENSE.

         A. In the event that the SOURCE CODE COPY shall be delivered out of escrow to LICENSEE pursuant to the terms of the AGREEMENT, PRODUCER hereby grants to such LICENSEE and its contractors a limited, non-exclusive, non-transferable license to all license rights granted under the license agreement previously granted by PRODUCER to LICENSEE and also to use, modify, support, compile, correct, maintain and update the SOURCE CODE COPY in such respects as may be necessary or appropriate for LICENSEE and its contractors to exercise the rights and licenses granted to it in the License and Warranty, which rights and licenses shall survive the termination of that agreement solely as set forth in that agreement. Notwithstanding the foregoing or anything in the Agreement or Exhibits thereto, under no circumstances may the SOURCE CODE be distributed, sold, licensed, leased, or otherwise transferred, by any means or in any form; and the SOURCE CODE may be disclosed only as set forth in Section II.B. hereof.

         B. LICENSEE may make a limited number of copies of the SOURCE CODE COPY as necessary to exercise the license granted herein and for archival purposes, provided LICENSEE reproduces PRODUCER's proprietary notice and confidentiality legends on all such copies. LICENSEE shall not alter, remove, modify, obscure or suppress any proprietary notices or confidentiality legends placed on or contained within the SOURCE CODE COPY.

         C. This license does not provide LICENSEE with title or ownership of the SOURCE CODE COPY, but only a limited right to use the SOURCE CODE COPY as provided herein. Any use of the SOURCE CODE COPY not expressly provided for in this LICENSE AGREEMENT is prohibited.

II.      CONFIDENTIALITY.

         A. LICENSEE acknowledges that the SOURCE CODE COPY is a commercially valuable proprietary product of PRODUCER, the design and development of which reflect the effort of skilled development experts and the investment of considerable time and money. LICENSEE acknowledges that the SOURCE CODE COPY contains substantial trade secrets of PRODUCER which PRODUCER shall entrust to LICENSEE in confidence to use and copy only as expressly authorized by this SOURCE AGREEMENT. LICENSEE further acknowledges that PRODUCER claims and reserves all rights and benefits afforded under federal copyright law in the SOURCE CODE COPY. Any copying or distribution of such copyrighted work not expressly authorized by this SOURCE AGREEMENT is strictly forbidden.

         B. In addition to those limitations on LICENSEE'S rights set forth above, LICENSEE shall not at any time disclose or disseminate the trade secrets embodied in the SOURCE CODE COPY to any third party. Notwithstanding the foregoing, LICENSEE may disclose the SOURCE CODE COPY only to those of its full time employees who need the SOURCE CODE COPY in the performance of duties in full accordance with this LICENSE AGREEMENT, but only after LICENSEE shall have (i) informed the recipient of the confidential and proprietary nature of the SOURCE CODE COPY, (ii) instructed the recipient to keep the SOURCE CODE COPY confidential, and (iii) received from the recipient a duly executed copy of any agreement restricting recipient's disclosure and use of the SOURCE CODE COPY in a manner consistent with the restrictions set out in this SOURCE AGREEMENT. Under no circumstances may LICENSEE disclose or disseminate such trade secrets to any competitor of PRODUCER. LICENSEE shall devote its best efforts to ensure that all persons afforded access to the SOURCE CODE COPY protect PRODUCER's trade secrets against unauthorized use, dissemination or disclosure.

         C. As used herein, the term, "trade secrets," shall mean any information of PRODUCER which (a) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and
                  (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

III. NO WARRANTIES. WITH REGARD TO THE SOURCE CODE COPY PROVIDED TO LICENSEE HEREUNDER, PRODUCER MAKES NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

IV.      GENERAL.

         This LICENSE AGREEMENT represents the complete and exclusive statement of the mutual understanding of the parties with respect to the subject matter hereof and supersedes and cancels all previous and contemporaneous written and oral agreements and communications relating to the subject matter of this SOURCE AGREEMENT. This SOURCE AGREEMENT shall be governed by, interpreted and construed in accordance with the laws of the State of Georgia, without giving effect to that body of law known as conflict of laws. If any provision of this SOURCE AGREEMENT is held invalid by a court of competent jurisdiction, such invalidity shall not affect the enforceability of any other provisions contained in this SOURCE AGREEMENT and the remaining portions of this SOURCE AGREEMENT shall continue in full force and effect.